Roundup Ready Corn Growth of Roundup Ready corn Roundup Ready corn agronomics Advantages and benefits Future potential

Growth of Roundup Ready Corn Roundup Ready corn acres have increased significantly since introduction to 10% of U.S. acres in 2002 Trait penetration continues to accelerate in Monsanto's Dekalb and Asgrow brands and with licensees Switch from original GA21 event to NK603 underway Transition also taking place from single trait (Roundup Ready) to stacked traits (Roundup Ready & YieldGard Corn Borer) and ultimately triple stacks

U.S. Roundup Ready Corn Market Total Acres (M) 1998 1999 2000 2001 2002 2005F 0.9 2.1 2.6 4.6 7.8 20

Roundup Ready Corn - Agronomics Weed control is critical to obtain highest yields and studies show that timing may be most critical Roundup Ready corn provides an opportunity to control weeds at these critical time periods Monsanto provides the trait solution and the weed control products to make the system work timely and effectively

Total post-emergence program Conventional Corn Herbicide System Pre-Plant Plant 30" Corn 14 days before planting Full rate pre-emergence residual Post-emergence 4 - 5 inch weeds max Full rate pre-emergence residual

Roundup WeatherMAX Post ? Roundup WeatherMAX Post Roundup Ready Corn Recommended System Pre-Plant Plant 30" Corn 14 days before planting 50 - 100% Residual ? Roundup WeatherMAX Post Apply WeatherMAX before weeds exceed 4 inches

Roundup WeatherMAX Post ? Roundup WeatherMAX Post Roundup Ready Corn 2004 System* Pre-Plant Plant 48" Corn 14 days before planting 50 - 100% Residual ? Roundup WeatherMAX Post Apply WeatherMAX before weeds exceed 4 inches *Pending EPA Approval

Healthy Corn is Important for Optimum Yields Crop injury can occur from post- emergence products: Applied at the wrong rate Applied at the wrong time Applied under wrong environmental conditions

The Monsanto Portfolio Roundup Ready corn system Residual herbicides Harness brands, Degree brands, alachlor brands, Field Master Roundup agricultural herbicides Roundup WeatherMAX, Roundup UltraMAX, Roundup Original, Roundup Custom

Advantages and Benefits Roundup Ready corn out yields the competition Overall land management benefits Community benefits such as watershed recovery Grower satisfaction

Roundup Ready corn yield side by side trials: Roundup Ready Corn Herbicide System Yields vs. Competitive System Source: 75 Side-by-Side Monsanto Field Trials with Growers, 2001-2002 Roundup Ready Corn Hybrid (same genetics) Competitive Weed Control Program 164.8 bu/A Roundup Ready Corn Hybrid Roundup Ready Corn Weed Control Program 170.4 bu/A More than 5.5 Bushel Per Acre Advantage - with Roundup Ready Corn Weed Control Program

Roundup Ready Corn Benefits Broad spectrum weed control Excellent crop safety Weed control flexibility: effective control of large and small weeds Controls perennial weeds Excellent fit with minimum tillage practices, allowing: - Soil erosion reduction - Increased carbon retention in soil - Fuel use and emissions reductions Improved wildlife habitat Biodegradable: no carryover No soil movement Applicator safety Cost effectiveness Roundup Ready corn system vs. untreated

Roundup Ready Corn Benefits Water quality benefit: Roundup Ready corn was planted at five Illinois watersheds in 1999 All had chronic problems in the past meeting atrazine standards, with levels sometimes exceeding 50 parts per billion (ppb) None of the samples collected this year were above the 3 ppb safety standard for the five watersheds using Roundup Ready corn Finished drinking water monitoring results

With 93% satisfaction, 9 out of 10 growers intend to expand their Roundup Ready corn acres.

Future Potential Expanded acres as more growers are comfortable with channelling Increased use of Roundup herbicides over Roundup Ready corn because of expanded label and grower experience Roundup Ready trait stacking provides added value to grower and Monsanto